Exhibit 99.4
Filed by Ambac Financial Group, Inc.
pursuant to Rule 14a-12
under the Securities Exchange Act of 1934
Subject Company: Ambac Financial Group, Inc.
Commission File No.: 1-10777
Date: June 5, 2024

Dear Colleagues,
This morning we made two major announcements—the sale of our legacy financial guarantee business and the acquisition of a controlling stake in Beat Capital Group, a London-based insurance underwriting and managing general agency (MGA) incubation platform.
As you know, last November we engaged Moelis & Co. to explore strategic options for AAC and AUK, including a potential sale of those businesses. This morning we announced that we have signed an agreement to sell both AAC and AUK to funds managed by Oaktree Capital Management, L.P. The deal remains subject to regulatory and shareholder approval, but if approved we expect it to close in the fourth quarter of 2024 or the first quarter of 2025. We will update you with details as we have them. But for now, I would just like to say THANK YOU for your hard work, dedication, and loyalty to get us to this point.
Following the execution of our holistic restructuring transaction in 2018, we have worked tirelessly to stabilize and improve the overall credit quality of our legacy financial guarantee platform via various derisking transactions, loss recovery initiatives, and the rationalization of our capital and liability structures, with the goal of improving the quality of AAC’s book value. The sale to Oaktree at a $420 million purchase price is the culmination of all those efforts and you, our employees, have been instrumental in the execution of our goals. A lot of work remains as we lead up to closing this transaction, and we ask for your ongoing cooperation in helping get us there.
Additionally, I am excited to inform you that we have announced the acquisition of Beat Capital Partners Limited, a UK-based incubator of underwriting franchises and MGAs. This acquisition—our largest to date—propels Ambac to the forefront of the specialty program insurance market and gives us an international P&C footprint. Since its inception in 2017, Beat has launched 13 underwriting franchises and MGAs in the U.K. and U.S. In addition, it has certain management rights over Syndicates 4242 and 1416 at Lloyd’s and an exclusive capacity relationship with a Bermuda reinsurer (Cadenza Re). The Beat platform, which is led by former Willis Re CEO John Cavanaugh will continue to be run by its current management team. With businesses that produced $525 million in combined gross premiums last year, Beat will add material scale to our Specialty P&C platform. We expect the transaction to close in the third quarter.

We look forward to introducing you to the Beat team at our next all-staff meeting! In the meantime, please read our press release for additional details on both announcements.
Sincerely,
CLB
Where to Find Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed sale of AAC to Oaktree by Ambac (the “proposed transaction”). In connection with the proposed transaction, Ambac intends to file a proxy statement with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the stockholders of Ambac. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed by Ambac with the SEC at http://www.sec.gov. Free copies of the proxy statement, once available, and Ambac’s other filings with the SEC may also be obtained from the Company. Free copies of documents filed with the SEC by Ambac will be made available free of charge on the Company’s investor relations website at https://ambac.com/investor-relations/investor-overview/default.aspx.
Participants in the Solicitation
Ambac and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Ambac is set forth in its definitive proxy statement, which Ambac filed with the SEC on April 26, 2024. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement and other relevant materials regarding the proposed transaction when they become available.